Exhibit 23.6
Dear Ms Zhang
China Lodging Group, Limited (the “Company”)
We, Euromonitor International, refer to the Registration Statement (as may be amended or supplemented) on Form F-l submitted, to be submitted or to be filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”) and hereby give our written consent to the references to our name and the quotation by the Company of the data prepared or compiled by us in the Registration Statement, and in roadshow and other promotional materials in connection with the proposed offering.
We also consent to the filing of this letter as an exhibit to the Registration Statement.
Yours faithfully
For and on behalf of
Euromonitor International
/s/ George Teh
Name: George Teh
Title: Account Manager